EXHIBIT 99.1

FOR IMMEDIATE RELEASE For more information, please contact: Curtis L. Hage, Chairman and CEO Home Federal Bank, Sioux Falls, SD p: 605-333-7556

Infinia Bank Now Open in Bloomington

With Experienced Local Leaders

SIOUX FALLS, SD, MAY 31, 2011 — Infinia Bank, a Division of Home Federal Bank of South Dakota, has opened its doors for business. As released in March, HF Financial Corp.’s banking subsidiary, Home Federal Bank, secured a location for their first branch bank in the Twin Cities market.

Steve Bianchi, President of the Twin Cities market says, “I am thrilled to announce the addition of these key team members who have extensive experience in our market and are excited to bring a focus of community banking values to our customers.”

The new location is inside the France Place office building at 3601 Minnesota Dr., Ste 170 (near intersection of I-494 and France Ave.).

Curtis Hage, Chairman and CEO commented, “We are committed to our customers and shareholders to seek out opportunities that will enhance our overall service delivery channels. While we continue to grow organically through our existing branch network in South Dakota and Southwest Minnesota, we believe our philosophy of serving communities with a wide array of competitive products, convenient access and unsurpassed customer service will be well received in this new market.”

Bianchi continues, “Our entrance plan will start with a business banking and private banking focus until we identify additional opportunities that could help us build out the full-service community bank presence we plan to establish long-term.”

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About Infinia Bank

Infinia Bank is a Division of Home Federal Bank of South Dakota. The first Infinia branch bank is open in Bloomington, MN. More information can be found at their website — www.infiniabank.com.

Steve Bianchi, President/Twin Cities — Steve joined Infinia Bank in May of 2010 to help Home Federal Bank of South Dakota build a community bank presence in the Twin Cities market. His background includes over 25 years of banking experience, most recently at Associated Bank and Wells Fargo.

Steven Block, Vice President — Steve joins Infinia Bank with a well-rounded career in the financial services industry.  After spending 18 years with Wells Fargo, Steve moved to Merrill Lynch where he served the last 11 years as a Wealth Management and Financial Advisor.  He will leverage his experience, which also includes 10 years as a commercial banker, to serve in a broad capacity with Infinia in both Commercial Banking and Private Banking/Wealth Management.

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Tamara Simon, Senior Business Banker - Tammy has over 25 years of experience in the banking industry, including the past six years with Associated Bank as a Branch Manager, Business Banking Manager and Commercial Relationship Manager. Formerly, she spent 14 years with US Bank in personal banking, branch management and cash management. Her responsibilities at Infinia Bank include business development, cash management services and business lending.

Mary Foster Murray, Vice President/Private Banking - Mary’s experience includes 14 years with M&I Marshall & Ilsley Bank in Wealth Management as Vice President of Private Banking. In her role, Mary was recognized by the CEO as top performer in Private Banking. For Infinia Bank, Foster Murray will develop new Private Banking relationships through her vast networks and excellent relationship building skills. Customers will benefit from her personalized approach in developing a customized financial strategy incorporating banking, investment and trust services.

Wendy Little, Executive Administrative Assistant — Wendy brings over 40 years of experience from Wells Fargo in Bloomington. At Infina Bank, she will continue to provide outstanding service and support to businesses.

About HF Financial Corp.

HF Financial Corp., based in Sioux Falls, South Dakota, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc. The largest publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 34 offices in 20 communities. Internet banking is also available at www.homefederal.com.